Exhibit 10.8

ASSET PURCHASE AGREEMENT

by and among

Fuel Tech, Inc.,

Advanced Combustion Technology, Inc.

and

Peter D. Marx, Robert W. Pickering and Charles E. Trippel

 December 5, 2008

TABLE OF CONTENTS

-i-

-ii-

Schedule 2.1(e)	-	Contracts
Schedule 2.2(e)	-	Excluded Contracts
Schedule 2.2(g)	-	Excluded Assets
Schedule 2.3(a)	-	Current Liabilities
Schedule 2.6(e)	-	Seller Employees
Schedule 2.8(a)	-	Earn-out Calculation
Exhibit A	-	Bill of Sale
Exhibit B	-	Assignment and Assumption Agreement
Exhibit C	-	IP Assignments

-iii-

Exhibit D	-	Seller Bring-Down Certificate
Exhibit E	-	Employment Agreement
Exhibit F	-	Secretary’s Certificate
Exhibit G	-	Purchaser Bring-Down Certificate

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of December 5, 2008, by and among Fuel Tech, Inc., a Delaware corporation (the “Purchaser”); Advanced Combustion Technology, Inc., a New Hampshire corporation (the “Seller”); Peter Marx, an individual (“Marx”); Robert Pickering, an individual (“Pickering”); and Charles Trippel, an individual (“Trippel”).  Each of Marx, Pickering and Trippel are sometimes individually referred  to as a “Shareholder,” or, collectively, as the “Shareholders.”

The Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller substantially all of the assets of the Seller, and the Purchaser has agreed to assume the Assumed Liabilities (as defined below) in accordance with the provisions of this Agreement.  The Shareholders own all of the issued and outstanding capital stock of the Seller.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1      Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Assignment, the IP Assignments, the Employment Agreements and the Escrow Agreement.

“Closing Net Working Capital” means (a) all current assets of the Seller (including current prepaid assets, work in process and current accounts net of allowances for doubtful accounts, but excluding cash and cash equivalents) arising in the ordinary course of business minus (b) all current Liabilities of the Seller, in each case calculated as of the close of business on the Closing Date in accordance with GAAP, and reflecting the exclusion of the Excluded Assets and the Excluded Liabilities.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Seller, including, without limitation, any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Seller, and that is not generally known outside of the Seller.  Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Seller; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies.  Confidential Information does not include (i) the general skills, knowledge, and experience gained during any Shareholder’s employment, (ii) the general skills and knowledge common to others in the industry, (iii) information that is or becomes publicly available without any breach of this Agreement (iv) information that is received in good faith from a third party and is not subject to an obligation of confidentiality owed by the third party or (v) is required by law, regulation, or judicial or administrative process to be disclosed.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Earn-out Lines of Business” means those products and services the sale of which result in Qualifying Gross Margin Dollars.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Seller, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Financial Accounting Standards Board, applied on a basis consistent throughout the periods covered thereby.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any Consent, license, franchise, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Internally Used Shrinkwrap Software” means software licensed to the Seller under generally available retail shrinkwrap or clickwrap licenses and used in the Seller’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Seller to customers or otherwise resold or distributed by the Seller.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge”:  (a) a Shareholder will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter after due and diligent inquiry of such fact or matter with Seller’s employees; (b) the Seller will be considered to have “Knowledge” of a fact or matter if the Seller or any Shareholder has Knowledge of the fact or matter; and (c) Purchaser will be considered to have “Knowledge” of a fact or matter if John P. Graham or John F. Norris Jr. has actual knowledge of such fact or matter.

 “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, or code.

“Liability” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated, due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person; provided, however, that for all purposes other than a determination of the Purchaser’s Losses due to a breach of Section 8.8 hereof by the Seller or any Shareholder, Losses shall not include any punitive, special, consequential, indirect or incidental damages of any kind or nature, including lost profits.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Seller or Purchaser, as the case may be taken as a whole or (b) the ability of the Seller, Purchaser or any Shareholder to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any effect that results from changes in general economic conditions or changes in securities markets in general, or (ii) any effect that results from general changes in the industries in which the Seller operates.

 “Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

 “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Seller or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Seller or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Seller or any ERISA Affiliate, or with respect to which the Seller or any ERISA Affiliate has or may have any Liability.

“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.

 “Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2      Additional Defined Terms.  For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Calculation	2.7(a)
Adjustment Notice	2.7(a)
Agreement	Preamble
Annual Earn-out Payment	2.8(d)
Annual Earn-out Period	2.8(a)
Arbitrating Accountant	2.9(a)
Assignment and Assumption Agreement	2.12(a)
Associate	3.26
Assumed Liabilities	2.3
Balance Sheet	3.5(a)
Bill of Sale	2.12(a)
Claim Notice	9.3(a)

Closing	2.11
Closing Balance Sheet	2.7(a)
Closing Date	2.11
COBRA	8.13(d)
Confidentiality Agreement	8.4(a)
Controlling Party	9.4(c)
Dispute Notice	2.7(b)
Earn-out Calculation	2.8(a)
Economically Neutral	2.13(b)
Employment Agreements	2.12(a)
Estimated Closing Balance Sheet	2.6(a)
Estimated Closing Net Working Capital	2.6(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Net Working Capital	2.7(a)
Financial Statements	3.5(a)
Hired Employee	8.13(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Initial Purchase Price	2.5
Interim Balance Sheet	3.5(a)
IP Assignments	2.12(a)
Leased Real Property	3.12(b)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(b)
Owned Intellectual Property	3.13(a)
Purchase Price	2.5
Purchased Assets	2.1
Purchased Intellectual Property	2.1
Purchaser	Preamble
Purchaser Indemnified Parties	9.1
Qualifying Gross Margin Dollars	Schedule 2.8(g)
Qualified Plan	3.16(e)
Restrictive Period	8.8(d)
Restricted Persons	8.4(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Selling Parties’ Representative	10.1
Shareholders	Preamble
Special Claim	9.4(b)
Third Party Claim	9.4(a)
Third Party Intellectual Property	3.13(c)
Transfer Taxes	8.1(a)

Section 1.3      Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION

Section 2.1      Purchase and Sale of Purchased Assets.  In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing (as defined below), the Seller will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, free and clear of all Encumbrances, all of the Seller’s right, title and interest in and to all of the Seller’s properties and assets of every kind and description existing on the Closing Date, whether real, personal or mixed, tangible or intangible, and wherever located (collectively, the “Purchased Assets”), including the following:

(a)      all accounts receivable, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment;

(b)      all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods;

(c)      all rights, including Intellectual Property rights, in and to products sold or leased (including products hereafter sold, returned or repossessed and all rights of rescission, replevin, reclamation and rights to stoppage in transit);

(d)      all rights, including Intellectual Property rights, in and to products under research and development prior to the Closing;

(e)      all rights under all Contracts to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary (including all outstanding offers, proposals or solicitations made by or to the Seller to enter into any such Contract), including those set forth on Schedule 2.1(e);

(f)      all machinery, equipment, furniture, furnishings, computer hardware, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof to the extent such warranties are transferable to the Purchaser;

(g)      all rights in respect of the Leased Real Property;

(h)      all Intellectual Property owned by the Seller at the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Seller’s business or the Purchased Assets;

(i)      all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser;

(j)      all books, records, files, studies, manuals, reports and other materials (in any form or medium), including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, financial and accounting records, litigation files, personnel and employee benefits records to the extent transferable under applicable Law, and copies of all other personnel records described in Section 2.2(b) to the extent the Seller is legally permitted to provide copies of such records to the Purchaser;

(k)      all rights and interests under all certificates for insurance, binders for insurance policies and insurance under which the Seller, its business or any of the Purchased Assets is or has been insured to the extent such rights or interests arise from or relate to any of the Assumed Liabilities or any casualty or Liability affecting the Seller’s business or any of the Purchased Assets;

(l)      all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing; and

(m)    all rights relating to deposits and prepaid expenses, claims for refunds and rights of offset that are not excluded under Section 2.2(f).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless the Purchaser expressly assumes that Liability pursuant to Section 2.3.

Section 2.2      Excluded Assets.   Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Seller as of the Closing:

(a)      all cash or cash equivalents of the Seller, including any notes or loans receivable,  cash and cash equivalents held in any  bank or brokerage accounts of the Seller;

(b)      the corporate charter of Seller, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(c)      the shares of the capital stock of the Seller held in treasury;

(d)      all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, other than as described in Sections 2.1(k) and 2.1(l);

(e)      all of the Contracts set forth on Schedule 2.2(e);

(f)      all claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment respecting any asset, obligation or liability of the Company which directly relate  to the Excluded  Assets or  obligations or liabilites not assumed by the Purchaser;

(g)      all claims arising out of or relating to former directors, officers, employees, agents, advisors, consultants or other representatives of Seller;

(h)      all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing;

(i)      the assets, properties and rights specifically set forth on Schedule 2.2(g);

(j)      all rights of the Seller under this Agreement or any of the Ancillary Agreements to which the Seller is a party; and

(k)      all assets of any Seller Plan.

Section 2.3      Assumed Liabilities.  In accordance with the provisions of this Agreement, at the Closing, the Purchaser will assume and pay or perform when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)      all current Liabilities of Seller, exclusive of Indebtedness, reflected in Schedule 2.3(a) attached or incurred by the Seller in the ordinary course of business and in accordance with the provisions of this Agreement, including Section 5.2, between the date of the Interim Balance Sheet and the Closing (other than Liabilities payable to any Shareholder or any Affiliate of the Seller); and

(b)      all Liabilities of the Seller arising after the Closing under the Contracts included in the Purchased Assets, including warranty commitments (except, in each case, for any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract other than a breach of warranty claim or (B) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure) other than a breach of warranty claim; and

(c)      all bonding commitments of the Seller set forth on Schedule 2.3(c).

Section 2.4      Excluded Liabilities.  Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller other than the Assumed Liabilities specifically listed in Section 2.3 (such unassumed Liabilities, the “Excluded Liabilities”).  Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume and that the Seller will remain bound by and liable for, and will pay, discharge or perform when due:

(a)      all Liabilities arising out of or relating to any Excluded Asset;

(b)      all Liabilities under any Contract not assumed by the Purchaser under Section 2.3;

(c)       all Liabilities other than warranty commitments under any Contract assumed by the Purchaser pursuant to Section 2.3(b) that arise after the Closing but that arise out of or relate to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure;

(d)      all Liabilities arising out of or relating to Indebtedness incurred by the Seller, including, without limitation, all of the Seller’s Indebtedness to any Shareholder;

(e)      all Liabilities for Taxes arising as a result of the operation of the Seller’s business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(f)       all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Seller’s business or the Seller’s leasing, ownership or operation of real property prior to the Closing;

(g)      all Liabilities arising under claims by employees or former employees of the Seller relating in any way to compensation, bonuses, incentive compensation, benefits (including workers’ compensation and unemployment benefits), termination or continuation of their employment, or lack or delay of any notice relating to their employment with the Seller prior to the Closing;

(h)      all Liabilities arising under or in connection with any Seller Plan (including any Seller Plan that may also be a Contract), or any termination, continuation, amendment or other acts or omissions in connection with any Seller Plan;

(i)       all professional, financial advisory, broker, finder or other fees incurred by the Seller; and

(j)       all Liabilities of the Seller arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other document executed in connection with the transactions contemplated by this Agreement, including the Seller’s disclosures to or negotiations with creditors or Shareholders, or other legal obligations of the Seller.

In the event of any conflict between the second sentence of this Section 2.4 and Section 2.3 above, Section 2.3 will be deemed to control.

Section 2.5      Consideration.  The consideration for the Purchased Assets consists of (a) the payment at the Closing of $22,000,000, as adjusted immediately prior to Closing pursuant to Section 2.6 (the “Initial Purchase Price”), subject to further adjustment post-Closing in accordance with Section 2.7, (b) the earn-out payments contemplated by Section 2.8 below (together with the Initial Purchase Price, the “Purchase Price”), and (c) the assumption of the Assumed Liabilities.

Section 2.6      Pre-Closing Adjustment.

(a)      No later than three business days prior to the Closing Date, the Seller will prepare and deliver to the Purchaser an unaudited balance sheet of the Seller prepared on an estimated basis as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”).  The Estimated Closing Balance Sheet will be prepared in accordance with the Purchaser’s current accounting policies, including percentage of completion accounting, and GAAP.   The Seller will deliver with the Estimated Closing Balance Sheet (i) a statement setting forth the Seller’s calculation of the Closing Net Working Capital based on the Estimated Closing Balance and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (including, without limitation, Indebtedness) (the “Estimated Closing Net Working Capital”) and (ii) a certification executed by the Shareholders that the Estimated Closing Balance Sheet fairly presents the financial condition and results of operations of the Seller as of the Closing Date.

(b)      If the Estimated Closing Net Working Capital is less than $2,000,000, the Initial Purchase Price will be reduced by an amount equal to the sum obtained by subtracting the Estimated Closing Net Working Capital from $2,000,000. If the Estimated Closing Net Working Capital is greater than $4,000,000, the Initial Purchase Price will be increased by an amount equal to the sum obtained by subtracting $4,000,000 from the Estimated Closing Net Working Capital.

Section 2.7      Post-Closing Adjustment.

(a)      Within 180 days after the Closing Date, the Purchaser will prepare and deliver to the Seller written notice (the “Adjustment Notice”) containing (i) an unaudited balance sheet of the Seller as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) the Purchaser’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Final Closing Net Working Capital”) and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.7(e) (the “Adjustment Calculation”).  The Closing Balance Sheet will be prepared in accordance with GAAP, and the Purchaser shall have caused the Closing Balance Sheet to have been reviewed or audited by its independent public accounting firm.   Upon receipt of the Adjustment Calculation, the Seller and/or its attorneys or accountants will have the right upon not less than two (2) business days prior written notice and during normal business hours to inspect and copy any or all of Purchaser’s records related to the Closing Balance Sheet, the Final Closing Net Working Capital and the Adjustment Calculation, including all accountant work papers.  Any inspection of Purchaser’s records requested by the Seller Representative shall be conducted at the expense of the Sellers, and Purchaser shall provide in advance (at no cost to Sellers except for reasonable copying and mailing costs) copies of all accounting reports of Purchaser bearing on the subject and related accountants work papers.

(b)      Within 30 days after delivery of the Adjustment Notice, the Seller will deliver to the Purchaser a written response in which the Seller will either:

(i)      agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.7(e); or

(ii)      dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)      If the Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(e).

(d)      If the Seller timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.7(e).  Any resolution by the Purchaser and the Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.7(e).  If the Purchaser and the Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Seller will resolve the remaining items in dispute in accordance with Section 2.9 below.

(e)      If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is less than $3,000,000, then the Seller will pay to the Purchaser the amount of such difference in cash less the amount, if any, of any reduction in the Initial Purchase Price pursuant to Section 2.6(b) above.  If the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7 is greater than $3,000,000, then the Purchaser will pay to the Seller the amount of such difference in cash less the amount, if any, of any increase in the Initial Purchase Price pursuant to Section 2.6(b) above.

(f)      Any payment to the Purchaser pursuant Section 2.7(e) may be satisfied in the first instance by amounts deposited in escrow in connection with the determination of the Estimated Closing Net Working Capital pursuant to Section 2.6(b) and, any payment amount in excess of such escrow deposit shall be effected by wire transfer of immediately available funds to an account designated by the Purchaser.  Any payment to the Seller pursuant to Section 2.7(e) will be effected by wire transfer of immediately available funds to an account designated by the Seller.  Such payments will be made within five business days following the final determination of the Final Closing Net Working Capital in accordance with this Section 2.7.

(g)      The purpose of this Section 2.7 is to determine the final Initial Purchase Price to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9; provided, however, that in no event will the Seller or the Shareholders be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, or based upon or arising from, any Liability, to the extent, but only to the extent, such Liability is reflected in the calculation of the Final Closing Net Working Capital as finally determined pursuant to this Section 2.7.  Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Initial Purchase Price and will not be subject to offset for any reason.

Section 2.8      Earn-out Provisions. The Purchaser undertakes to pay to the Seller, as additional consideration for the Purchased Assets, the amounts contemplated by this Section 2.8 as follows:

(a)      Within ninety (90) days after the end of each of the three consecutive twelve-month periods commencing on January 1, 2009 and ending December 31, 2011 (each, an “Annual Earn-out Period”), the Purchaser shall prepare and deliver to the Selling Parties’ Representative an “earn-out” calculation in accordance with Schedule 2.8(a) for each such prior Annual Earn-out Period (each, an “Earn-out Calculation”), together with all relevant work papers and supporting calculations and any other such information as Seller may reasonably request in writing to able to assess the accuracy of the calculation.  The Earn-out Calculation shall be accompanied by a statement certified by an officer of the Purchaser that said Earn-out Calculation is true, accurate and complete.  The Purchaser shall be entitled to defer the delivery of each such Earn-out Calculation for up to thirty (30) days if Purchaser has not received its audited annual financial statements and accompanying opinion letter from its accountants for such Annual Earn-out Period. The Earn-out Calculation shall be prepared in accordance with the Purchaser’s current accounting policies in accordance with GAAP, including percentage of completion accounting and the principles and terms described on Schedule 2.8(a) attached hereto.

(b)      Within forty-five (45) days after the Earn-out Calculation has been delivered to the Selling Parties’ Representative pursuant to Section 2.8(a), the Selling Parties’ Representative shall deliver to the Purchaser either (i) a written acknowledgment accepting the Earn-out Calculation or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Earn-out Calculation (the “Earn-out Adjustment Report”). If the Selling Parties’ Representative fails to respond to the Purchaser within such 45-day period, the Seller shall be deemed to have accepted and agreed to the Earn-out Calculation as delivered pursuant to Section 2.8(a). The Selling Parties’ Representative and/or his attorneys and accountants shall have the right, upon not less than two (2) business days prior written notice, to inspect and copy the books and records, including the accountants work papers, of the Purchaser during normal business hours in order to verify the accuracy of any Earn-out Calculation.

(c)      In the event that the Selling Parties’ Representative and the Purchaser fail to agree on any of the Selling Parties’ Representative’s proposed adjustments set forth in the Earn-out Adjustment Report within thirty (30) days after the Purchaser receives the Earn-out Adjustment Report, the Seller and the Purchaser agree that any such dispute shall be resolved the manner contemplated by Section 2.9 below.

(d)      No later than fifteen (15) days after the date on which each Earn-out Calculation is finally determined pursuant to this Section 2.8 for each respective Annual Earn-out Period, the Purchaser shall pay to the Seller the amount, if any, specified in the Earn-out Calculation (each an “Annual Earn-out Payment”). Any payment to the Seller pursuant to Section 2.8 will be effected by wire transfer of immediately available funds to an account designated by the Seller together with interest thereon for the period commencing ninety (90) days from the end of the Earn-out Period until the date paid at a rate per annum equal to the “Prime Rate” as published in the Midwestern Edition of the Wall Street Journal from time to time.

(e)      The Purchaser and the Seller agree that until the expiration of the final Earn-out Period, the Purchaser shall require any successor (whether direct or indirect and either by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Purchaser’s business and/or assets to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Purchaser would be required to perform it in the absence of a succession.

(f)      Notwithstanding anything to the contrary contained in this Agreement, Annual Earn-out Payments shall be subject to reduction as follows:

(i)      If any Shareholder’s employment with the Purchaser is terminated prior to the expiration of the second Annual Earn-out Period by the Shareholder without “Good Reason” or by the Purchaser for “Cause,” as defined in both instances by such Shareholder’s Employment Agreement, (each, a “Leaving Shareholder”), then for each such Leaving Shareholder, the Annual Earn-out Payment payable by the Purchaser to the Seller for the Earn-out Period during which such termination occurs (and all subsequent Earn-out Periods) will be reduced by an amount equal to twenty-five percent (25%) of the Annual Earn-out Payment that would have otherwise been payable for such period up to a maximum reduction of seventy-five percent (75%) (not including any deductions for set-off amounts pursuant to Section 2.8(g) below)

(ii)           A termination of a Shareholder’s employment for any reason whatsoever at any time on or after January 1, 2011 shall not further reduce the amount of the Annual Earn-out Payment, if any, to be paid for the third Annual Earn-out Period.

(g)   Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may, at its option, deduct from the amounts of any Annual Earn-out Payment which may become payable hereunder the amounts of any Losses for which any Purchaser Indemnified Party has submitted a claim under Article 9 of this Agreement, other than a claim pursuant to Section 9.1(b) with respect to a breach of Section 8.8.  In the event that it is ultimately determined in accordance with the terms of this Agreement that such Purchaser Indemnified Person is not entitled to indemnification for all or a portion of such Losses, the Purchaser shall promptly pay to the Seller any amounts that had been deducted by the Purchaser under the immediately preceding sentence in respect of the disallowed Losses, to the extent not previously paid together with interest thereon for the period commencing ninety (90) days from the end of the Earn-out Period until the date paid at a rate per annum equal to the “Prime Rate” as published in the Midwestern Edition of the Wall Street Journal from time to time.

(h)   Purchaser acknowledges and agrees that, from the Closing Date through the end of the final Annual Earn-out Period, Purchaser shall use commercially reasonable efforts to make all of its products, including those products included within the Earn-out Lines of Business, available to its customers consistent with customer preferences and without reference to whether the sale of such products would affect the earn-out contemplated by this Section 2.8; provided, however, it is further understood and agreed that: (i)  the decision whether to purchase any particular product will be made by the Purchaser’s customer, and no breach of this Section 2.8 will be deemed to have occurred based upon any such customer decisions, and (ii) the Purchaser’s obligations set forth above shall be subject, in all cases, to Purchaser’s fiduciary duties under Delaware law.

(i)    Purchaser shall conduct the Earn-out Lines of Business post Closing in such a manner as to be able to track all financial matters and related items necessary for calculating the Earn-out due hereunder and, in connection therewith, shall keep true, complete and accurate books of account and records, covering all transactions relating to the subject matter of this Section 2.8 (“Records”).  Upon not less than two (2) business days prior written notice, Seller and/or its representative may inspect and copy any of all Records during normal business hours, including, but not limited to, Seller's review of Purchaser’s Earn-out Calculation; provided, however, that the Purchaser shall be entitled to require any of the Seller’s representatives to enter into the Purchaser’s standard form of nondisclosure agreement prior to providing any such Records. Purchaser shall maintain the Records for three (3) years after the expiration of Calendar Year 2011.

Section 2.9            Accounting Disputes.

(a)    In the event the parties dispute the determination of the Adjustment Calculation pursuant to Section 2.7 above or any Earn-out Calculation pursuant to Section 2.8 above, as the case may be, the parties shall jointly submit their dispute to a national accounting firm mutually selected by them and with respect to which no party hereto has had any relationship in the past three years (the “Arbitrating Accountant”) for final determination, whose determination shall be made within forty-five (45) days of the date the dispute is submitted to the Arbitrating Accountant; provided, however, that the determination of the Arbitrating Accountant shall be limited exclusively to either determination of (i) the Adjustment Calculation, or (ii) the applicable Earn-out Calculation and related accounting matters, as applicable, and shall not in any manner address the interpretation or legal effect of any other provision of this Agreement. The Arbitrating Accountant shall be permitted to conduct its own independent investigation of the disputed items as well as hear presentations of the disputed items from Purchaser and Sellers’ Representative. In the event of any such dispute, that portion of the Adjustment Calculation or Earn Out Payment, as the case may be, that is not in dispute shall be paid to the Seller at the time and  manner provided for herein.  The fees and expenses of the Arbitrating Accountant will be shared by the Purchaser and the Seller in proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively.  The Arbitrating Accountant’s determination as to the Adjustment Calculation or any Earn-out Calculation, as the case may be, shall be final and binding on the Parties and shall be enforceable in a court of law.

(b)   For purposes of complying with this Section 2.9, the Purchaser and the Seller will promptly furnish to each other and to the Arbitrating Accountant such work papers and other documents and information relating to the disputed items as the Arbitrating Accountant may request and are available to that party and will be afforded the opportunity to present to the Arbitrating Accountant any material related to the disputed items and to discuss the items with the Arbitrating Accountant.  The Purchaser may require that the Arbitrating Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Purchaser’s business provided to the Arbitrating Accountant pursuant to this Section 2.9.

Section 2.10          Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities will be allocated in accordance with a schedule to be prepared by the Purchaser in accordance with applicable Law.  After the Closing, the parties will make consistent use of the allocation, fair market values and useful lives specified in such schedule for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  Within 45 days after the date the Purchase Price is determined, the Purchaser will prepare and deliver IRS Form 8594 to the Seller to be filed with the IRS.  Any adjustment to the Purchase Price will be allocated in accordance with Section 1060 of the Code.  In any Proceeding related to the determination of any Tax, neither the Purchaser, the Seller nor any Shareholder will contend or represent that such allocation is not a correct allocation.

Section 2.11          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Purchaser in Warrenville, Illinois (or such other location the parties mutually agree upon in writing), at 10:00 a.m., local time, on January 5, 2009, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such later date as soon as practicable, but in no event later than three business days after satisfaction or waiver of such conditions, or at such other time and place as the Purchaser and the Seller may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.12          Closing Deliveries.

(a)   At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)    a bill of sale in the form of Exhibit A (the “Bill of Sale”) executed by the Seller;

(ii)           an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) executed by the Seller;

(iii)          assignments of all Purchased Intellectual Property in the forms of Exhibits C-1 and C-2 (collectively, the “IP Assignments”) executed by the Seller;

(iv)         a certificate in the form of Exhibit D, dated as of the Closing Date, executed by the Seller and by each Shareholder confirming the satisfaction of the conditions specified in Sections 6.1(a) – (e) (insofar as Section 6.1(d) relates to Proceedings involving the Seller or any of its Shareholders);

(v)          employment agreements in the forms attached as Exhibit E executed by each Shareholder (each, an “Employment Agreement”);

(vi)         a certificate in the form of Exhibit F of the secretary or assistant secretary of the Seller dated as of the Closing Date and attaching (A) the Seller’s charter and all amendments thereto, certified by the Secretary of State of the jurisdiction of the Seller’s incorporation not more than five business days prior to the Closing Date; (B) a certificate of good standing of the Seller certified by the Secretary of State of the jurisdiction of the Seller’s incorporation and each other jurisdiction where the Seller is authorized to do business, each issued not more than five business days prior to the Closing Date; (C) all resolutions of the Shareholders relating to this Agreement and the transactions contemplated by this Agreement; and (D) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement;

(vii)         following confirmation of the wire transfer to Seller, a receipt for the Initial Purchase Price in form reasonably satisfactory to the Purchaser; and

(viii)        such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

(b)   At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i)    the Initial Purchase Price (as adjusted pursuant to Section 2.6) by wire transfer of immediately available funds to the account(s) specified in writing by the Selling Parties’ Representative at least five days prior to Closing;

(ii)   the Assignment and Assumption Agreement executed by the Purchaser;

(iii)          the Bill of Sale and the IP Assignments, if any, that call for a signature by the Purchaser;

(iv)         executed counterparts to the Employment Agreements;

(v)          a certificate in the form of Exhibit G, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) – (d) (insofar as Section 6.2(d) relates to proceedings involving the Purchaser); and

(vi)         such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

Section 2.13          Consents.

(a)   Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Purchased Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party would (i) constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset or (iii) would, upon transfer, in any way adversely affect the rights of the Purchaser under such Purchased Asset.  If the sale, conveyance, assignment, transfer or delivery by the Seller to the Purchaser of any interest in, or assumption by the Purchaser of any Liability under, any Purchased Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such Consent being obtained.  Without limiting Section 2.13(b), if any Contract included in the Purchased Assets may not be assigned to the Purchaser by reason of the absence of any such Consent, the Purchaser will not be required to assume any Assumed Liability arising under such Contract.

(b)   If any Consent in respect of a Purchased Asset has not been obtained on or before the Closing Date, the Seller will continue to use its best efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Purchaser the benefits of any such Purchased Asset, including subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Purchased Asset and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder; provided, however, that the amount that the Seller shall compensate the Purchaser pursuant to any such subcontract, license or sublicense shall be an “Economically Neutral” amount with respect to the revenue, income, or commission, as the case may be, the Seller receives from the contractual counterparty. “Economically Neutral” is intended to mean (i) the net amount the Purchaser would have received from the contractual counterparty to such Contract if that Contract had been assigned to Purchaser at Closing as contemplated by this Agreement, and (ii) that Seller shall have no out-of-pocket expense in cooperating in such arrangement.   Once a Consent for the sale, conveyance, assignment, assumption, transfer and delivery of a Purchased Asset is obtained, the Seller will promptly assign, transfer, convey and deliver such Purchased Asset to the Purchaser, and the Purchaser will assume the obligations under such Purchased Asset assigned to the Purchaser from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement, which assignment and assumption agreement the parties will prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Purchased Asset will be effected in accordance with the terms of this Agreement.

(c)   Nothing in this Section 2.13 will be deemed a waiver by the Purchaser of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets or of the covenant of the Seller to obtain all Consents, nor will this Section 2.13 be deemed to constitute an agreement to exclude from the Purchased Assets any of the Assets described under Section 2.1.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS

The Seller and each Shareholder jointly and severally represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1    Organization and Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Seller is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary.  Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of the Seller’s jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the Seller’s current directors and officers.  The Seller has delivered to the Purchaser accurate and complete copies of the articles of incorporation and bylaws of the Seller, as currently in effect, and the Seller is not in default under or in violation of any provision thereof.

Section 3.2    Authority and Enforceability.

(a)   The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the shareholders of Seller.  The Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Seller will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Seller is a party will constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)   Each Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Shareholder is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. Each Shareholder has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Shareholder will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which a Shareholder is a party will constitute, the valid and binding obligation of the Shareholder that is party thereto, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3    No Conflict. Except as set forth in Section 3.3 of the Seller Disclosure Schedule regarding required consents from third parties or Governmental Authorities or required filings with Governmental Authorities, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller or any Shareholder, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances on any of the properties or assets of the Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief against Seller or any Shareholder under (i) the articles of incorporation or bylaws of the Seller or any resolution adopted by the board of directors or Shareholders of the Seller, (ii) any Contract to which the Seller or any Shareholder is a party, by which the Seller, any Shareholder or any of their respective properties or assets (including the Purchased Assets) is bound or affected or pursuant to which the Seller or any Shareholder is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or any Shareholder or any of their respective businesses, properties or assets (including the Purchased Assets) ; or (b) require the Seller or any Shareholder to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(iii) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.4    Capitalization and Ownership.

(a)    The authorized equity securities of the Seller at the time of Closing will consist of 20,000 shares of common stock, no par value, of which 16,500 shares are issued and outstanding.  The Shareholders are and on the Closing Date will be the sole record holders and beneficial owners, free and clear of all Encumbrances, of all of the issued and outstanding equity securities of the Seller.  Except as set forth in Section 3.4 of the Seller Disclosure Schedule, there are no Contracts that bind the Seller or the Shareholders to vote, offer, purchase, issue, sell or transfer any securities of the Seller (including voting trusts, proxies, preemptive rights, rights of first refusal, co-sale rights or “bring-along” rights). No holder of Indebtedness of the Seller has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Seller.

(b)    The Seller does not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments or securities of any Person.  The Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.5    Financial Statements.

(a)    Attached as Section 3.5 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i)    unaudited balance sheets of the Seller as of December 31, 2006 and December 31, 2007 (the most recent of which, the “Balance Sheet”) and the related unaudited statements of income, changes in Shareholders’ equity and cash flows for each of the fiscal years then ended; and

(ii)           an unaudited balance sheet of the Seller as of June 30, 2008 (the “Interim Balance Sheet”) and the related year-to-date unaudited statements of income, changes in Shareholders’ equity and cash flows for the period then ended.

(b)           The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Seller and have been prepared in accordance the past custom and practice of Seller as described in Section 3.5(b) of the Seller Disclosure Schedule, consistently applied throughout the periods involved.  The Financial Statements fairly present the financial condition, results of operations, changes in Shareholders’ equity and cash flows of the Seller as of the respective dates and for the periods indicated therein provided, however, that the Interim Balance Sheet is subject to normal year-end audit adjustments (which will not be materially adverse, individually or in the aggregate) and lack footnotes required under GAAP.

Section 3.6    Books and Records.  The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to the Purchaser, are accurate and complete in all material respects.

Section 3.7    Accounts Receivable.  All accounts receivable of Seller are reflected properly on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Section 3.7 of the Seller Disclosure Schedule such accounts receivable are current and collectible, net of the respective reserve set forth in the corresponding line items on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Seller as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Seller).  Subject to such reserves and reasonable efforts to collect same, each such account receivable either has been or will be collected in full, without any setoff, within 150 days after the date on which it first becomes due and payable. Except as set forth in Section 3.7 of the Seller Disclosure Schedule there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.

Section 3.8    Inventories.  All inventories of the Seller are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business.  None of such inventory is slow-moving, obsolete, damaged, defective or of below-standard quality, and all of which has been or will be written off or written down to net realizable value on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Seller as of the Closing Date in accordance with the past custom and practice of the Seller.  The values at which such inventories are carried reflect an inventory valuation policy in accordance with the past custom and practice of the Seller.  The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Seller’s business.  Since the date of the Balance Sheet, the Seller has continued to replenish inventories in the ordinary course of business and at a cost not exceeding market prices prevailing at the time of purchase.  All inventories are maintained at the facilities of the Seller and no inventory is held on a consignment basis.  The Seller does not have any commitments to purchase inventory other than in the ordinary course of business.

Section 3.9    No Undisclosed Liabilities.  The Seller has no Liabilities except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet,(b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet, and (c) Liabilities of the type not required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP (or the notes thereto).  The Estimated Closing Balance Sheet, when delivered under Section 2.6, will have been prepared in accordance with GAAP, in a manner consistent with the methods and practices used to prepare the Interim Balance Sheet, and correctly and fairly presents the Estimated Closing Net Working Capital and the other information set forth therein, all in compliance with the applicable provisions of Section 2.6.

Section 3.10          Absence of Certain Changes and Events.  Since the date of the Interim Balance Sheet, the Seller has conducted its business only in the ordinary course of business and  there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, since the date of the Balance Sheet, there has not been any:

(a)   amendment or authorization of any amendment to the Seller’s articles of incorporation, other than to increase the authorized capital of the Seller;

(b)           other than as set forth in Section 3.10(a) above, change in the Seller’s authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of the Seller’s capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)   split, combination or reclassification of any of Seller’s capital stock;

(d)   declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of the Seller’s capital stock;

(e)   other than loans from the Shareholders, (i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness, or  (ii)  loans, advances (other than routine advances to the Seller’s employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than in accordance with the Seller’s cash investment policy as described in Section 3.10(e) of the Seller Disclosure Schedule;

(f)            sale, lease, license, pledge or other disposition of, or Encumbrance on, any of the Seller’s properties or assets (other than sales of inventory for fair consideration or disposition of damaged or obsolete items and in the ordinary course of business);

(g)   acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) of any properties or assets that are material to the Seller individually or in the aggregate, except purchases of inventory for fair consideration and in the ordinary course of business;

(h)   damage to, or destruction or loss of, any of the Seller’s properties or assets with an aggregate value to the Seller in excess of $10,000, whether or not covered by insurance;

(i)    entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Seller of at least $25,000 outside the ordinary course of business;

(j)    (i)   except as required by Law, adoption, entry into, termination or amendment of any Seller Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor of the Seller, (iii) amendment or acceleration by the Seller of the payment, right to payment or vesting of any compensation or benefits, (iv) payment by the Seller of any benefit not provided for as of the date of this Agreement under any Seller Plan, (v) grant by the Seller of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Seller Plans or Contracts or awards made thereunder or (vi) any action by the Seller other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Seller Plan;

(k)   cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Seller exceeding $10,000 or otherwise outside the ordinary course of business;

(l)    settlement or compromise in connection with any Proceeding involving the Seller;

(m)          capital expenditure or other expenditure by the Seller with respect to property, plant or equipment in excess of $10,000 in the aggregate;

(n)   change in the Seller’s accounting principles, methods or practices;

(o)   acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(p)   making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

(q)   agreement by the Seller, whether in writing or otherwise, to do any of the foregoing.

Section 3.11          Assets.   The Seller has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances.  The Purchased Assets constitute all of the properties and assets used in or necessary to conduct the Seller’s business as conducted and as currently planned to be conducted by the Seller.  None of the Excluded Assets is material to the Seller’s business.

Section 3.12          Leased Real Property.

(a)   The Seller does not own any real property, nor has the Seller ever owned any real property.

(b)   Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied by the Seller exclusive of any occupancy by the Seller of customer sites during the course of installations (the “Leased Real Property”).  The Seller holds valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances. The Seller has delivered to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property.  With respect to each such lease, the Seller has not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option to purchase, right of first offer or right of first refusal to purchase contained in any such lease.  The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.  Each lease of the Leased Real Property grants the Seller the exclusive right to use and occupy the demised premises thereunder.

(c)   The Seller is in peaceful and undisturbed possession of the Leased Real Property, and  there are no contractual or  legal restrictions that preclude or restrict the ability of the Seller to use such Leased Real Property for the purposes for which it is currently being used.  The Seller has not subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Real Property, and the Seller has not received notice, and the Seller has no Knowledge, of any claim of any Person to the contrary.

Section 3.13          Intellectual Property.

(a)           The Seller owns or otherwise possesses valid and legally enforceable rights to use the Purchased Intellectual Property.  The Purchased Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the Seller’s business as conducted by the Seller.  Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all of the Purchased Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(c), that is owned by the Seller (the “Owned Intellectual Property”). The Seller is the sole and exclusive owner of the Owned Intellectual Property, has the right to transfer the Owned Intellectual Property as contemplated by this Agreement and has executed no agreement and taken no action in conflict with this Agreement or in derogation of the rights transferred under this Agreement. The transfer of the Owned Intellectual Property to the Purchaser will vest solely and exclusively in the Purchaser valid title to the Owned Intellectual Property, and the full right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms and conditions that the Seller had immediately prior to the Closing.

(b)           With respect to the Owned Intellectual Property, Section 3.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list (by name and, where applicable, registration number and jurisdiction of registration, application, certification and filing) of (i) all patents and patent applications, registered and unregistered trademarks and service marks (including Internet domain names) and applications for the same, trade names, corporate names and copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) and (ii) all computer software items (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software), and identifies all Contracts under which the Seller has licensed or otherwise granted rights in any of the Owned Intellectual Property to any Person.

(c)           Section 3.13(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Intellectual Property that any third party has licensed or sublicensed to the Seller or otherwise authorized the Seller to use (the “Third Party Intellectual Property”), including a list of the related Contracts (provided the Seller need not separately list licenses of Internally Used Shrinkwrap Software).  The Seller has not granted any sublicense or similar right with respect to any such Third Party Intellectual Property.

(d)           The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.  No Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Seller’s rights in the Owned Intellectual Property.  There is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Seller from carrying on the Seller’s business, or any portion of it, anywhere in the world.

(e)           All patents and registered and unregistered trademarks, service marks and copyrights included in the Purchased Intellectual Property are valid and subsisting under applicable Law.  The Purchased Intellectual Property does not infringe, misappropriate or otherwise conflict with or violate any Intellectual Property rights of any Person, and to the extent the patents included therein are issued, such patents are valid, lawfully issued and enforceable, and to the extent pending, valid, not abandoned and patentable.  The Purchaser’s exploitation of the Purchased Intellectual Property, including without limitation, the manufacture, use, offer for sale, sale or importation of any product containing the Purchased Intellectual Property, will not result in infringement of any Intellectual Property Right of any Person, now or hereafter existing, including, without limitation, any patent of any Person, all applications from which such patents claim priority, all continuations, divisions, reissues or other applications claiming priority to any of the foregoing, all patents issuing from any of the foregoing, and all reissues, reexaminations and extensions of the foregoing, in each case anywhere in the world.  No event has occurred or circumstance exists that could render any of the Purchased Intellectual Property invalid or unenforceable.  The Seller has delivered to the Purchaser accurate and complete copies of all patents, registrations and applications, each as amended to date, included in the Owned Intellectual Property and all other written documentation evidencing ownership and prosecution of each such item.

(f)            The Seller has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Purchased Intellectual Property, except under those Contracts summarized or described in Section 3.13(c) of the Seller Disclosure Schedule.

(g)           To the Seller’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(c) of the Seller Disclosure Schedule.  The Seller has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property.

(h)           The Seller has not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Seller, its business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights. There are no pending disputes between the Seller and any other Person relating to the Purchased Intellectual Property.

(i)            The Seller has taken all commercially reasonable steps necessary to comply with all duties of the Seller to protect the confidentiality of information provided to the Seller by any other Person.  Other than as set forth in Schedule 3.13(i), the Seller has not obtained from any of its current and former employees, consultants and other independent contractors with access to Purchased Intellectual Property an executed proprietary information and inventions assignment agreement.

Section 3.14          Contracts.

(a)    Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Seller is a party, by which the Seller or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or a beneficiary, which:

(i)    is for the purchase or sale of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $10,000;

(ii)   is for capital expenditures in excess of $10,000;

(iii)          is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv)          is a lease or sublease of any real or personal property, (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and a term of less than one year);

(v)   is a license or other Contract under which (A) the Seller has licensed or otherwise granted rights in any Purchased Intellectual Property to any Person or (B) any Person has licensed or sublicensed to the Seller, or otherwise authorized the Seller to use, any Third Party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software);

(vi)          is for the employment of, or receipt of any services from, any director or officer of the Seller or any other Person on a full-time, part-time, consulting or other basis (other than any such arrangements which are not in writing and which are terminable without penalty to the Seller on not more than 30 days’ prior written notice);

(vii)         provides for severance, termination or similar pay to any of the Seller’s current or former directors, officers, employees or consultants or other independent contractors;

(viii)        provides for a loan or advance of any amount to any director or officer of the Seller, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(ix)   licenses any Person to manufacture or reproduce any of the Seller’s products, services or technology or any Contract to sell or distribute any of the Seller’s  products, services or technology;

(x)    is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Seller has any ownership interest in any other Person or business enterprise;

(xi)   contains any covenant limiting the right of the Seller to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Seller’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Seller to make, sell or distribute any products or services;

(xii)          involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller;

(xiii)         is a power of attorney granted by or on behalf of the Seller;

(xiv)        is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of business;

(xv)         is a settlement agreement with respect to any pending or threatened Proceeding entered into since Seller’s inception; or

(xvi)        was entered into other than in the ordinary course of business and that involves an amount or value in excess of $10,000 or contains or provides for an express undertaking by the Seller to be responsible for consequential damages.

(b)   The Seller has delivered to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each Contract required to be listed in Section 3.14(a) of the Seller Disclosure Schedule.  With respect to each such Contract required to be listed:

(i)            the Contract is  legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)   the Seller and, to the Seller’s Knowledge, the other parties to the Contract have performed all of their respective obligations required to be performed under the Contract as of the date hereof; and

(iii)          Neither the Seller nor, to the Seller’s Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach or default by the Seller or, to the Seller’s Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Assets under, the Contract, nor has the Seller given or received notice or other communication alleging the same.

(c)   To the Seller’s Knowledge no director, agent, employee or consultant or other independent contractor of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Seller, (ii) his or her ability to assign to the Seller rights to any invention, improvement, discovery or information relating to the Seller’s business or (iii) the ability of the Seller to conduct its business as currently conducted or as currently proposed to be conducted.

Section 3.15          Tax Matters.

(a)   The Seller has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  The Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return) which are due and payable.  No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Seller has not requested an extension of time within which to file any Tax Return which has not since been filed.  The Seller has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Seller (and its predecessors) for the years ended 2005, 2006 and 2007. There are no liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay Taxes.

(b)   All Taxes that the Seller is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(c)   To the Seller’s Knowledge, no Governmental Authority will assess any additional Taxes  for any period for which Tax Returns have been filed.  No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Seller received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Seller, with respect to any Taxes due from or with respect to the Seller or any Tax Return filed by or with respect to the Seller.  The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.  The Seller has delivered to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Seller since 2002.

(d)   All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(e)   No position has been taken on any Tax Return with respect to the business or operations of the Seller for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Seller. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

(f)    The Seller is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

(g)   The Seller is not and has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law) and the Seller has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(h)   The Seller has not entered into any transactions with respect to the Purchased Assets that require disclosure under Section 6011 of the Code.

(i)    The Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

Section 3.16          Employee Benefit Matters.

(a)   Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans.

(b)   The Seller has delivered to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Seller Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Seller, (iii) a written description of any Seller Plan that is not otherwise in writing, (iv) the Form 5500 filed in each of the most recent three plan years with respect to each Seller Plan, including all schedules thereto, financial statements and the opinions of independent accountants.

(c)   Neither the Seller nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) plan subject to Title IV of ERISA, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, or (vi) a Seller Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

(d)   Each Seller Plan is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Seller Plan, in each case in all material respects in accordance with the terms of such Seller Plan and in material compliance with all applicable Laws, including ERISA and the Code.  All contributions required to be made to any Seller Plan by applicable Law and the terms of such Seller Plan, and all premiums due or payable with respect to insurance policies funding any Seller Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet.

(e)   Each Seller Plan that is a pension plan that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation in all material respects with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code.  No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

Section 3.17          Employment and Labor Matters.

(a)   Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Seller, including each employee on leave of absence or layoff status, along with the position, date of hire, engagement or seniority, compensation and non-standard benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Seller Plan with respect to such Persons.  To the Seller’s Knowledge, no employee of the Seller intends to terminate his or her employment with the Seller.

(b)   Except as set forth on Section 3.17(b) of the Seller Disclosure Schedule: (i) Seller is not, and has not been, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Seller; (ii) the Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Seller; and (iii) there is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(c)   Since its inception, the Seller has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Seller’s Knowledge is any such action threatened.  To the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees.

(d)   The Seller has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.

(e)   There is no Proceeding pending or, to the Seller’s Knowledge, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labor relations or employment matters.  The Seller has not committed any unfair labor practice, nor has there been any charge or complaint of unfair labor practice filed or, to the Seller’s Knowledge, threatened against the Seller before any Governmental Authority.  There has been no complaint, claim or charge of discrimination filed or, to the Seller’s Knowledge, threatened, against the Seller with any Governmental Authority.

Section 3.18          Environmental, Health and Safety Matters.

(a)   The Seller is, and at all times has been, in compliance in all material respects with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws.  Without limiting the generality of the foregoing, the Seller and its Affiliates have obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses.  An accurate and complete list of all such Governmental Authorizations is set forth in Section 3.18(a) of the Seller Disclosure Schedule.

(b)   The Seller has not received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Seller or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Seller arising under any Environmental Law or Occupational Safety and Health Law.

(c)   The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to, or could reasonably be expected to give rise to, any Liability, including any Liability for fines, penalties, response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law or Occupational Safety and Health Law.

(d)   The Seller has not, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(e)   No event has occurred or circumstance exists relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, the Seller that could reasonably be expected to (i) prevent, hinder or limit continued compliance in all respects with any Environmental Law or Occupational Safety and Health Law, (ii) give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law or (iii) give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.

Section 3.19          Compliance with Laws, Judgments and Governmental Authorizations.

(a)   Without limiting the scope of any other representation in this Agreement, the Seller is in compliance in all material respects and has complied in all material respects with all, and has not violated in any material respects any, Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.  The Seller has not received any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)   Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Governmental Authorizations held by the Seller or that otherwise relates to the conduct of its business or the ownership or use by the Seller of any of the Purchased Assets, all of which are valid and in full force and effect.  The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary for the Seller to conduct the Seller’s business lawfully in the manner in which the Seller currently conducts its business and to permit the Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets.

(c)   Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Judgments to which the Seller or any of its properties or assets, is or has been subject.  To the Seller’s Knowledge, no director, officer, employee or agent of the Seller is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Seller.

Section 3.20          Legal Proceedings.  Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Seller, or to the Seller’s Knowledge, that otherwise relate to or could reasonably be expected to affect the Seller’s business, properties or assets, (b) to the Seller’s Knowledge, by or against any of the directors or officers of the Seller in their capacities as such or (c) by or against the Seller that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Seller’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.

Section 3.21     Customers and Suppliers.

(a)          Section 3.21(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all customers that ordered goods and services from the Seller with an aggregate value for each such customer of $25,000 or more during the 12-month period ended November 30, 2008 and (ii) the amount for which each such customer was invoiced during such period.  The Seller has not received any notice or has any reason to believe that any customer of the Seller (A) has ceased, or will cease, to use the products, goods or services of the Seller, (B) has substantially reduced, or will substantially reduce, the use of products, goods or services of the Seller or (C) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Seller, including in each case after the consummation of the transactions contemplated by this Agreement.  To the Seller’s Knowledge, no customer described in clause (i) of the first sentence of this subsection (a) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  No customer of the Seller has any right to any credit or refund for products or goods sold or services rendered or to be rendered by the Seller pursuant to any Contract with or practice of the Seller other than pursuant to the terms of the applicable Contract.

(b)          Section 3.21(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the names and addresses of all suppliers from which the Seller ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the 12-month period ended November 30, 2008 and (ii) the amount for which each such supplier invoiced the Seller during such period.  The Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases.  To the Seller’s Knowledge, no supplier described in clause (i) of the first sentence of this subsection (b) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22     Product Warranty; Performance Guarantees.

(a)          The Seller has no standard form of guaranty or warranty.  No product manufactured, sold, licensed, leased or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond those set forth in Schedule 2.1(e) under the heading “ACT Contracts, Guarantee and Warranty Obligations.”  Each product manufactured, sold, licensed, leased or delivered by the Seller at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, and subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course of business, consistent with the past custom and practice of the Seller.

(b)          The Seller has satisfied in all respects the performance guarantees in any Contract for which the Seller has been fully paid.

Section 3.23     Product Liability.  The Seller has no Liability (and to Seller’s Knowledge no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller.

Section 3.24     Insurance.

(a)          Section 3.24 of the Seller Disclosure Schedule sets forth an accurate and complete list of (a) insurance maintained by the Seller, within the past two years, and (b) all outstanding performance bonds and letters of credit currently securing contractual performance by the Seller.  All premiums and/or fees due and payable under such insurance policies, bonds and letters of credit  have been paid and the Seller is otherwise in compliance with the terms thereof.  The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such insurance policy.  Section 3.24 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller pursuant to any such insurance policy bond or letter of credit since January 1, 2005, and describes the nature and status of the claims.  The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance policy required to be listed in Section 3.24 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program. Schedule 3.24 describes: (i) any self-insurance arrangement by or affecting the Seller, including any reserves established thereunder; and (ii) all obligations of the Seller to provide insurance coverage to Third Parties (for example, under sales contracts or service agreements) and identifies the policy under which such coverage is provided.

Section 3.25     Foreign Corrupt Political Practices Act; Export Control.

(a)          Neither the Seller nor its Affiliates have, to obtain or retain business for the Seller, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100 in the aggregate to any one individual in any year), to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority; (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such political party or official or political office.

(b)          The Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)          Each transaction is properly and accurately recorded on the books and records of the Seller, and each document upon which entries in the Seller’s books and records are based is complete and accurate in all respects. The Seller maintains a system of internal accounting controls adequate to insure that the Seller maintains no off-the-books accounts.

(d)          The Seller has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes.

Section 3.26     Related Party Transactions.  No Shareholder, director, officer or employee of the Seller, or Affiliate of any such Shareholder, director, officer or employee (each, an “Associate”), or Affiliate of the Seller, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Seller’s business, (B) any Person that has had business dealings or a financial interest in any transaction with the Seller, other than business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Seller as would have been obtained by it at the time in a comparable arm’s-length transaction with a Person other than an Associate or an Affiliate of the Seller or (C) any Person that is a supplier, customer or competitor of the Seller except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Seller.

Section 3.27     No Guarantees.  None of the Liabilities of the Seller is guaranteed by or subject to a similar contingent obligation of any other Person.  The Seller has not guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person.  There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the Seller’s business or the Purchased Assets.

Section 3.28     Brokers or Finders.  Except as set forth in Section 3.28 of the Seller Disclosure Schedule, neither the Seller, any Shareholder nor any Person acting on behalf of the Seller or any Shareholder has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.29     Solvency.  The Seller is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets.

Section 3.30       Disclaimer.  Except as expressly set forth in this Article 3, neither the Seller nor any Shareholder makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct:

Section 4.1     Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2     Authority and Enforceability.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the directors of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser will have duly and validly executed and delivered each Ancillary Agreement to which it is a party.  This Agreement constitutes, and upon execution and delivery each Ancillary Agreement to which the Purchaser is a party will constitute, the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3     No Conflict.  Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.4     Legal Proceedings.  There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.5     Financial Statements.

(a)          The Purchaser’s Annual Report on Form 10-K for the period ended December 31, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934.

(b)          The financial statements included in Purchaser’s Annual Report on Form 10-K for the period ended December 31, 2007 when filed with the Securities and Exchange Commission complied as to form in all material respects with applicable accounting requirements and were, when filed, in accordance with the books and records of Purchaser, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Purchaser and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

(c)          The financial statements included in Purchaser’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 when filed with the Securities Exchange Commission complied as to form in all material respects with applicable accounting requirements and were, when filed, in accordance with the books and records of Purchaser, complete and accurate in all material respects, and, in the opinion of Purchaser’s management, presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Purchaser and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

Section 4.6     Brokers or Finders.  Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS

Section 5.1     Access and Investigation.  Until the Closing and upon reasonable advance notice from the Purchaser, the Seller will allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to the Seller as the Purchaser may reasonably request.  In addition, until the Closing, the Seller will cause its accountants to cooperate with the Purchaser and its representatives in making available the financial information of the Seller as reasonably requested.

Section 5.2     Operation of the Business of the Seller.

(a)          Affirmative Covenants.  Until the Closing, except as expressly consented to by the Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned by the Purchaser), the Seller will:

(i)          conduct its business only in the ordinary course of business and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others having dealings with it;

(ii)          pay its accounts payable and other obligations in the ordinary course of business and in accordance with the Seller’s past practice;

(iii)         perform all of its obligations under all Contracts to which it is a party, by which it or any of the Purchased Assets is bound or affected or pursuant to which the Seller is an obligor or beneficiary, and comply with all Laws, Judgments and Governmental Authorizations applicable to it, its business or the Purchased Assets;

(iv)         maintain (or use reasonable efforts to cause the applicable landlord to maintain) the Leased Real Property and all other properties and assets included in the Purchased Assets in a state of repair and condition that complies with all applicable Laws and is consistent with the requirements and normal conduct of the Seller’s business;

(v)          continue in full force and effect the certificates of insurance, binders and policies set forth in Section 3.24 of the Seller Disclosure Schedule;

(vi)         maintain its books and records consistent with the past custom and practice of the Seller;

(vii)        pay all accrued but unpaid bonuses, incentive compensation, vacation and sick pay due to any of the Seller’s employees up and to the Closing Date; and

(viii)       confer with the Purchaser concerning any operational matters of a material nature that is not in the ordinary course of Seller’s business.

(b)          Negative Covenants.  Until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned by the Purchaser), the Seller will not and the Shareholders will not cause or permit the Seller to:

(i)           enter into or assume any Contract outside the ordinary course of business;

(ii)          amend, modify, cancel or terminate any Contract or Governmental Authorization included in the Purchased Assets outside the ordinary course of business;

(iii)         except for the payments contemplated in Section 5.2(a)(vii) above or in the ordinary course of business, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed by the Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

(iv)         act or omit to act in a manner that would impair or otherwise adversely affect the Seller’s business, any of the Purchased Assets or Assumed Liabilities or the financial or other ability of the Seller to perform its obligations under this Agreement or any of the Ancillary Agreements;

(v)          otherwise take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.10; or

(vi)         agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.3     Reasonable Efforts; Lease Agreement.  The Seller and the Shareholders will use their respective commercially reasonable efforts to (a) take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (b) enter into a lease agreement, in form and substance satisfactory to the Purchaser, with respect to the Seller’s headquarters in Hooksett, New Hampshire, together with a consent to assignment to the Purchaser of such lease executed by the landlord.

Section 5.4     Seller Notification.  Until the Closing, the Seller will give prompt notice to the Purchaser upon becoming aware of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller or the Shareholders contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by the Seller or the Shareholders under this Agreement and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement.  No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9, except as otherwise provided elsewhere in this Agreement.

Section 5.5     No Negotiation.  Until the Closing, the Seller and the Shareholders will not, and will cause their respective Affiliates, directors, officers, shareholders, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records; or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract or propose, whether publicly or to any director or shareholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each such case regarding any business combination transaction involving the Seller or any other transaction to acquire all or any material part of the business, properties or assets of the Seller or any amount of the capital stock of the Seller (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise, other than with the Purchaser.  The Seller and the Shareholders will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a), (b) or (d) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If the Seller, any Shareholder or any of their respective Affiliates, directors, officers, shareholders, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a), (b) or (d) above or any request for disclosure or access as referenced in clause (c) above, the Seller or such Shareholder, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

Section 5.6     Purchaser Notification.  Until the Closing, the Purchaser will give notice to the Seller upon becoming aware of any representation or warranty of the Seller or the Shareholders contained in this Agreement that, to the Purchaser’s Knowledge, is untrue or inaccurate, in each case at the time this Agreement is executed and until the Closing.  In the event that the Purchaser fails to notify the Seller of its Knowledge of any such breach of representation or warranty in accordance with this Section 5.6, the Purchaser shall be deemed to have waived its right to be indemnified pursuant to Section 9.1(a) hereof with respect to such breach by the Seller and the Shareholders.  The Purchaser’s Knowledge of any such breach will not affect Purchaser’s rights pursuant to Article 7 hereof.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1     Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)          Accuracy of Representations and Warranties.  The  representations and warranties of the Seller and the Shareholders in this Agreement must have been true and correct in all  respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability) and Section 3.5 (Financial Statements), and each of the Seller’s and the Shareholders’ representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect,” each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Seller and the Shareholders speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b)          Performance of Covenants.  All of the covenants and obligations that the Seller or any Shareholder is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)          Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.1(c) and Section 6.2(c) of the Seller Disclosure Schedule must have been obtained and must be in full force and effect;

(d)          No Action.  There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)          The Seller’s Employees.  The Purchaser must have come to satisfactory employment arrangements with each of the Seller’s employees listed on Schedule 6.1(e) following Closing in the manner contemplated in Section 8.13 hereof.

(f)          Employment Agreements.  The Purchaser must have entered into an Employment Agreement with each Shareholder;

(g)          Assignment and Assumption Agreement.  The Purchaser and Seller shall have entered into a mutually acceptable agreement regarding Seller’s assignment of the terms of this Agreement in the manner contemplated by Section 10.6;

(h)          No Material Adverse Effect.  Since the date of this Agreement, there must not have been any Material Adverse Effect in respect of Seller’s business; and

(i)          Transaction Documents.  The Seller must have delivered or caused to be delivered each document that Section 2.12(a) requires it to deliver.

Section 6.2     Conditions to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)          Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser in this Agreement must have been true and correct in all  respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the Purchaser’s representations and warranties that are qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date, and except to the extent any representation or warranty of the Purchaser speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date;

(b)          Performance of Covenants.  All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

(c)          Consents.  Each of the Governmental Authorizations and Consents listed in Section 6.1(c) and Section 6.2(c) of the Purchaser Disclosure Schedule must have been obtained and must be in full force and effect;

(d)          No Action.   There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(e)          Transaction Documents.  The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.12(b) requires it to deliver.

ARTICLE 7
TERMINATION

Section 7.1     Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)          by mutual consent of the Purchaser and the Seller;

(b)          by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a material breach of any of the Seller’s or the Shareholders’ representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c)          by the Selling Parties’ Representative (so long as neither the Seller nor any of the Shareholders is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a material breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Seller;

(d)          by the Purchaser if there has been a Material Adverse Effect in respect of Seller’s business, other than a Material Adverse Effect caused by the Purchaser or its Affiliates;

(e)          by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f)          by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before January 31, 2009; or

(g)          by the Selling Parties’ Representative if the Closing has not occurred (other than through the failure of the Seller or any Shareholder to comply fully with its obligations under this Agreement) on or before January 31, 2009.

Section 7.2     Effect of Termination.

(a)          Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that (a) Sections 3.28 (Brokers or Finders), 8.3 (Confidentiality), and 8.4 (Public Announcement), and Article 10 (except for Section 10.10 (Specific Performance)) and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b)          If this Agreement is terminated by the Purchaser pursuant to the provisions of Section 7.1(b), Section 7.1(d) or Section 7.1(f) above, and within 90 days after the date of such termination, the Seller signs a letter of intent or other agreement relating to the acquisition of a material portion of its assets, business or securities, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial portions of Seller’s assets in the ordinary course) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Seller shall be obligated to pay, and will pay to the Purchaser, the amount of Five Hundred Thousand Dollars ($500,000) in immediately available funds to an account designated by the Purchaser.  This fee will serve as the exclusive remedy to the Purchaser under this Agreement in the event of a breach by the Seller or a Shareholder of this Agreement.

ARTICLE 8
ADDITIONAL COVENANTS

Section 8.1     Tax Matters.

(a)          The Seller will pay in a timely manner all applicable sales (including bulk transfer), use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements .

(b)          If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Seller will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date.  Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b).  Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party.  This Section 8.1 (b) does not apply to Transfer Taxes, which are the sole obligation of the Seller under the provisions of Section 8.1(a).

Section 8.2     Gross-Up.  If, in the allocation of the Purchase Price prepared by the Purchaser in accordance with Section 2.10 hereof, the amount of the Purchase Price allocated to the Shareholders’ covenants contained in Section 8.8 hereof exceeds $1,000,000, then the Purchaser shall pay to the Shareholders an aggregate amount equal to twenty percent (20%) of such excess, with such payment being divided among the Shareholders as directed by the Selling Parties’ Representative.  Such payment shall be made not less than fourteen (14) days following the Purchaser’s filing of its IRS Form 8594 with the IRS.

Section 8.3     Tail Insurance.  For a period of three years following the Closing, the Seller shall take all actions necessary to maintain tail insurance covering claims relating to periods prior to the Closing Date, with such coverage to include errors and omissions, general liability and umbrella coverage in form and substance consistent with the Seller’s past practices.

Section 8.4     Confidentiality.

(a)          The parties agree to continue to abide by that certain Confidentiality Agreement between the Seller and the Purchaser dated September 7, 2007 (the “Confidentiality Agreement”).  Beginning on the date of this Agreement, neither the Seller, any Shareholder nor any of its or their respective Affiliates will waive any right under any other nondisclosure agreement previously entered into by   the Seller or any Company or any Shareholder and any other Person with respect to the evaluation of the sale of the Seller or any of its material properties or assets without the prior written consent of the Purchaser.

(b)          From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information.  From and after the Closing, the Seller and each Shareholder will, and will cause each of its respective Affiliates and its and their directors, officers, shareholders, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c)          Except as contemplated by Section 8.5, the Purchaser, the Seller and the Shareholders will not, and the Purchaser, the Seller and the Shareholders will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 8.4(d).  Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.4(a) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d)          If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, and (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure. ..

Section 8.5     Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines after consultation with the Seller.  The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Seller will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

Section 8.6     Assistance in Proceedings.  From and after the Closing, at the reasonable request of the Purchaser (and without expense to the Seller or its Affiliates) and subject to customary confidentiality restrictions, the Seller will and will cause its Affiliates to cooperate with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Seller, its business or any Shareholder.

Section 8.7     Privileges.  Effective as of the Closing, the Seller hereby transfers, to the fullest extent transferable under applicable Law, all attorney work-product protections, attorney-client privileges and other legal protections and privileges contained in the books and records transferred as part of the Purchased Assets and to which the Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities.  The Seller is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement.  The Seller and the Purchaser (a) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate.  The Seller agrees that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets.  The Seller will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.

Section 8.8     Confidential Information, Noncompetition, Nonsolicitation and Nondisparagement.

(a)          Each Shareholder acknowledges that such Shareholder has occupied a position of trust and confidence with the Seller prior to the date hereof and has had access to and has become familiar with the Confidential Information.

(b)          The Seller and each Shareholder acknowledges that (i) the business of the Seller relating to the use and operation of the Purchased Assets prior to Closing is international in scope; (ii) the Seller’s products and services related to such business are marketed throughout the world; (iii) the Seller’s business prior to Closing competes with other businesses that are or could be located in any part of the world; (iv) the Purchaser has required that the Seller and each Shareholder make the covenants set forth in Sections 8.8(c) and 8.8(d) of this Agreement as a condition to the Purchaser’s purchase of the Purchased Assets; (v) the provisions of Sections 8.8(c) and 8.8(d) of this Agreement are reasonable and necessary to protect and preserve the Purchaser’s interests in and right to the use and operation of the Purchased Assets from and after Closing; and (vi) the Purchaser might be irreparably damaged if the Seller or any Shareholder were to breach the covenants set forth in Sections 8.8(c) and 8.8(d) of this Agreement.

(c)          The Seller acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Purchased Assets. Therefore, the Seller  agrees not to disclose to any unauthorized Persons or use for its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, without the Purchaser’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Seller’s or any Shareholder’s fault or the fault of any other Person bound by a duty of confidentiality to the Purchaser or the Seller. The Seller and each Shareholder agrees to deliver to the Purchaser at the time of execution of this Agreement, and at any other time the Purchaser may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that such Shareholder may then possess or have under his or its control. Each Shareholder, solely on behalf of himself, acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Purchased Assets. Therefore, such Shareholder agrees not to disclose to any unauthorized Persons or use for his, her or its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of such Shareholder, without the Purchaser’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Seller’s or such  Shareholder’s fault or the fault of any other Person bound by a duty of confidentiality to the Purchaser or the Seller.

(d)          As an inducement for the Purchaser to enter into this Agreement, for a period of  five years after the Closing (the “Restrictive Period”)

(i)          The Seller will not, and will cause its respective Affiliates not to, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Seller, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant, employee or otherwise, any Person that is engaged or planning to become engaged in the business of developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Seller. Each Shareholder, solely on behalf of himself, acknowledges and agrees not to, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products or provides any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Seller, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant, employee or otherwise, any Person that is engaged or planning to become engaged in the business of developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Seller; provided, however, that, for the purposes of this Section 8.8(d), ownership of securities having no more than 3% of the outstanding voting power of any Person which is listed on any national securities exchange will not be deemed to be in violation of this Section 8.8(d) as long as the Person owning such securities has no other connection or relationship with the issuer of such securities.

(ii)          The Seller will not, and will cause its respective Affiliates not to, directly or indirectly, (a) induce or attempt to induce any employee of the Seller who becomes an employee of the Purchaser in connection with the purchase of the Purchased Assets to leave the employ of the Purchaser; (b) in any way interfere with the relationship between the Purchaser and any such employee of the Purchaser; (c) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Purchaser; or (d) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Purchaser or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Purchaser. Each Shareholder, solely on behalf of himself, agrees that he will not directly or indirectly, (a) induce or attempt to induce any employee of the Seller who becomes an employee of the Purchaser in connection with the purchase of the Purchased Assets to leave the employ of the Purchaser; (b) in any way interfere with the relationship between the Purchaser and any such employee of the Purchaser; (c) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Purchaser; or (d) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Purchaser or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Purchaser.

(e)          In the event of a breach by the Seller or any Shareholder of any covenant set forth in this Section 8.8, the term of such covenant will be extended, solely with respect to the breaching Party, by the period of the duration of such breach.

(f)          The Seller will not, for a period of five (5) years after the Closing, disparage the Purchaser, the Purchased Assets, the business formerly conducted by the Seller, the business conducted by the Purchaser using the Purchased Assets or any shareholder, director, officer, employee or agent of the Purchaser. Each Shareholder, solely on behalf of himself, agrees that he will not for a period of five years after the Closing, disparage the Purchaser, the Purchased Assets, the business formerly conducted by the Seller, the business conducted by the Purchaser using the Purchased Assets or any shareholder, director, officer, employee or agent of the Purchaser.

(g)          Each Shareholder agrees, solely on behalf of himself, that he will, for a period of five (5) years after the Closing, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association, advise the Purchaser of the identity of the new employer, client, partner or other Person with whom such Shareholder has become associated. The Purchaser may serve notice upon such Person that such Shareholder is bound by this Agreement and furnish such Person with a copy of this Agreement or relevant portions thereof.

(h)          If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 8.8(a) through (g) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 8.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(i)          It is the intention of the parties that each Shareholder shall only be liable for a breach of this Section 8.8 by such Shareholder himself, and shall not be liable for any such breach by any other Shareholder.

Section 8.9     Use of Name.  From and after the Closing, the Seller will not, and will cause its Affiliates not to, directly or indirectly, use or do business, or assist any third party in using or doing business under the name “ACT,” “Advanced Combustion Technology” or by another name similar to such names and marks, except as necessary to effect the change of the Seller’s name or to evidence that such change has occurred, or in connection with the filing of Tax Returns or for such other non-commercial uses as may be required by Law.  Promptly after the Closing, the Seller will file all documents with the appropriate Governmental Authorities in the state of its incorporation and any other jurisdictions in which it is qualified or licensed to do business, to change the name of the Seller to a name that it not the same or confusingly similar to its name used prior to the Closing.

Section 8.10     Refunds and Remittances.  If the Seller (or any of its Affiliates), on the one hand, or the Purchaser, on the other hand, after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

Section 8.11     Access to Records.  After the Closing, the Purchaser will retain for a period of four years or such longer period as is consistent with the Purchaser’s record retention policies and practices those records included in the Purchased Assets delivered to the Purchaser.  The Purchaser also will provide the Seller and its employees, agents, consultants and other advisors and representatives reasonable access thereto (and the ability to make copies thereof), during normal business hours and on at least three business days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits or for any other reasonable business purpose specified by the Seller in such notice.  After the Closing, the Seller will, and will cause each of its Affiliates and its and its Affiliates’ respective employees, agents, consultants and other advisors and representatives to, provide the Purchaser and its employees, agents, consultants and other advisors and representatives reasonable access to records that are or that relate to Excluded Assets, during normal business hours and on at least three business days’ prior written notice, for any reasonable business purpose specified by the Purchaser in such notice.

Section 8.12     Further Assurances.  Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.  Without limitation of the foregoing, in the event that, following the Closing, the Parties discover that any Contract of the Seller was not assumed by the Purchaser under Section 2.1(e) nor included in the Excluded Assets under Section 2.2(e), the Purchaser shall have the option, in its sole discretion, to include such Contract in the Purchased Assets and require the Seller to assign and transfer such Contract to the Purchaser in the manner contemplated by Section 2.13 hereof.

Section 8.13     Employees and Employee Benefits.

(a)          The Seller will use all commercially reasonable efforts to cause its employees to make available their employment services to the Purchaser. Except for the Shareholders, the Purchaser is not obligated to hire any employee of the Seller but may interview and make offers of employment to any, some, or all of the Seller’s employees.  Subject to applicable Law, the Purchaser will have reasonable access to the facilities and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Seller for the purpose of preparing for and conducting employment interviews with any or all of the Seller’s employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by the Seller upon reasonable prior notice during normal business hours.  The Purchaser will promptly provide the Seller with a list of the Seller’s employees to whom the Purchaser has made an offer of employment that has been accepted to be effective on the Closing Date (collectively, the “Hired Employees”).  The term “Hired Employees” shall not be deemed to mean or include the Shareholders. Prior to the Closing, the Seller will provide the Purchaser with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as the Seller will certify in writing to the Purchaser are exempt from such requirement.  Effective immediately before the Closing, the Seller will terminate the employment of all of the Hired Employees.

(b)          The Purchaser will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by applicable Law.  The Purchaser is not obligated to assume any collective bargaining agreements under this Agreement.  The Seller will be solely liable for any severance payment required to be made to its employees as a result of the transactions contemplated by this Agreement.

(c)          Except for the Employment Agreements, it is understood and agreed that (i) the Purchaser’s expressed intention to extend offers of employment as set forth in this Section will not constitute a Contract (express or implied) on the part of the Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Purchaser may establish pursuant to individual offers of employment and (ii) employment offered by the Purchaser is “at will” and may be terminated by the Purchaser or by an employee at any time for any reason (subject to any written commitments to the contrary made by the Purchaser or an employee and applicable Laws governing employment).  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)          From and after the Closing the Seller will remain solely responsible for all Liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of (i) the employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee by Seller (including in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”)), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Seller Plan or other employee or retiree benefit or compensation plan, program, practice, policy or other Contract of the Seller, or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including deferred compensation) arising in connection with the employment of such employee by the Seller.  In addition, from and after the Closing, the Seller will remain solely responsible for all Liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).

(e)          All Hired Employees who are participants in the Seller Plans that are pension plans as defined in Section 3(2) of ERISA will retain their accrued benefits under such Seller Plans as of the Closing Date.  The Seller (or the applicable Seller Plan) will retain sole liability for the payment of such benefits as and when such Hired Employees become eligible for them under such Seller Plans.  The Seller will cause the Hired Employees to be fully and immediately vested in their accrued benefits under each such

(f)          Commencing January 1, 2009, all Hired Employees that remain employed by the Purchaser shall be eligible, in the discretion of the Compensation Committee of the Board of Directors of the Purchaser, to receive awards of non-qualified stock options under the Purchaser’s equity-based employee compensation plan.

(g)          Commencing January 1, 2009, all Hired Employees that remain employed by the Purchaser (other than Shareholders) will be eligible to participate in the Purchaser’s annual corporate incentive plan.  Beginning January 1, 2012, if any Shareholder remains employed with the Purchaser, such Shareholder will be eligible to be included in the Purchaser’s then current annual corporate incentive plan in accordance with the terms of such plan.

ARTICLE 9
INDEMNIFICATION

Section 9.1     Indemnification by the Seller and each Shareholder. Subject to the limitations expressly set forth in Section 9.6, the Seller and each Shareholder,  jointly and severally, will indemnify and hold harmless the Purchaser and its directors, officers, and employees (but only in their capacities as such), (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)          any inaccuracy in or breach of any representation or warranty or other statement of the Seller or any Shareholder contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or any Shareholder pursuant to this Agreement or any Ancillary Agreement;

(b)          any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Seller or any Shareholder contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or any Shareholder pursuant to this Agreement or any Ancillary Agreement;

(c)          any Excluded Liability and any other Liability arising out of the ownership or operation of the Purchased Assets before the Closing that is not an Assumed Liability;

(d)          notwithstanding any provision of this Agreement to the contrary or any disclosure included in Seller Disclosure Schedule, any Third Party Claim made within thirty-nine (39) months of the Closing Date that alleges the patents included in the Purchased Intellectual Property infringe the intellectual property of another Person (but not any Loss suffered directly by the Purchaser on account thereof independent of such Third Party Claim); and

(e)          any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.

For purposes of this Section 9.1, any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Seller or any Shareholder, and the amount of any Losses associated therewith, will be determined without regard for any materiality, “Material Adverse Effect” or similar qualification.  Notwithstanding anything to the contrary set forth above, no Shareholder shall be liable under Section 9.1(b) above in respect of any representation, warranty, statement, covenant or agreement contained in Section 8.8 hereof that is expressly made, or agreed to, by a Shareholder, solely on his own behalf, other that such Shareholder.

For purposes of this Article 9, all Losses shall be computed net of any insurance proceeds received by Purchaser with respect thereto that reduces the Losses that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Losses.

Section 9.2       Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Seller and each Shareholder (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)       any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(b)       any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement;

(c)       any of the Assumed Liabilities and any other Liability arising out of the ownership or operation of the Purchased Assets after the Closing (except to the extent such Liability constitutes an Excluded Liability); and

(d)       any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.

For purposes of this Section 9.2, any inaccuracy in, or breach of any representation or warranty or other statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser, and the amount of any Losses associated therewith, will be determined without regard for any materiality, Material Adverse Effect or similar qualification.

Section 9.3       Claim Procedure.

(a)       A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)       Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)      agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)     dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)       If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)       If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.12.

(e)       Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds from the Seller or the Shareholders to an account designated by the Purchaser, and any indemnification of the Seller Indemnified Parties pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Selling Parties’ Representative.

(f)        The foregoing indemnification payments will be made within five business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 10.12 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).

(g)       For purposes of  Section 9.3 and Section 9.4, (i) if the Seller or the Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Selling Parties’ Representative and (ii) if the Seller or the Shareholders comprises the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Selling Parties’ Representative.

Section 9.4       Third Party Claims.

(a)        Without limiting the general application of the other provisions of this Agreement (including the Purchaser’s indemnification rights under Section 9.1(d) hereof), if another Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9.  If the Indemnified Party seeks indemnity under this Article 9 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)       Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this Section 9.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)      acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)     retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, if the Seller or the Shareholders are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which the outcome of any Judgment or settlement in the matter could adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (D), the “Special Claims”) or (D) for which the Purchaser makes a claim pursuant to Section 9.1(d) (clause (D), an “IP Claim”).  An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)       If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim.  If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim.  To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d)       If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without prior notice to or consent of the Indemnifying Party; provided, however, that with respect to any IP Claim, Seller will not be bound by any such compromise, settlement or Judgment without its prior written consent.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent.

(e)       Notwithstanding the other provisions of this Article 9, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which individually may constitute or result in Losses not to exceed $100,000 for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 9, and the Purchaser Indemnified Party reasonably determines that it has a business reason to fulfill such obligation, then (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Article 9.

(f)        Notwithstanding the provisions of Section 10.12, the Seller and the Shareholders consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein.  The Seller and the Shareholders agree that process may be served on them with respect to such a claim anywhere in the world.

Section 9.5       Survival of Representations and Warranties.

(a)       All representations and warranties contained in this Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement will survive the Closing for a period of thirty-nine (39) months  from the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Matters) and 3.18 (Environmental Matters) will survive until 180 days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions; and (ii) the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership) and 3.28 (Brokers or Finders) will survive indefinitely.

(b)       All claims for indemnification under Section 9.1(a) or Section 9.2(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 9.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 9.5(a), either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

Section 9.6       Limitations on Liability.

(a)       Neither the Seller or the Shareholders, on the one hand, nor the Purchaser, on the other hand, is liable under this Article 9 unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed $100,000 (at which point the Seller and the Shareholders or the Purchaser, as applicable, are liable for the aggregate Losses and not just amounts in excess of that sum); provided, however, that the foregoing limitation does not apply to the following:

(i)      claims with respect to any amounts owed to the Purchaser or the Seller in connection with the adjustments contemplated by Section 2.7;

(ii)     claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.15 (Tax Matters) or 3.28 (Brokers or Finders), or any breach of any of the Seller’s and the Shareholders’ other representations and warranties of which the Seller had Knowledge on or before the Closing Date (and Section 9.1(e) relating to any of the foregoing);

(iii)    claims under Sections 9.1(b), (c) or (d)  (or Section 9.1(e) relating to any of the foregoing);

(iv)    claims under Section 9.2(b) or (c) (or Section 9.2(d) relating to any of the foregoing); and

(v)     claims with respect to any amounts owed to the Seller, or its assigns, in connection with any Annual Earn-out Payment.

(b)       In no event will the Seller’s and the Shareholder’s aggregate Liability under this Agreement exceed the greater of (i) $5,000,000 or (ii) the aggregate amount of the Annual Earn-out Payments; provided, however, that the foregoing limitations do not apply to the following:

(i)      claims with respect to any amounts owed to the Purchaser in connection with the adjustments contemplated by Section 2.7;

(ii)     claims under Section 9.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization and Ownership), 3.15 (Tax Matters) or 3.28 (Brokers or Finders); and

(iii)    claims under Sections 9.1(b), (c) or (d) (or Section 9.1(e) relating to any of the foregoing).

(c)       In no event will the Purchaser’s Liability under this Agreement, after the Closing and the payment of the Initial Purchase Price, exceed the greater of (i) $5,000,000 or (ii) the aggregate amount of the Annual Earn-out Payments; provided, however, that the foregoing limitations do not apply to the following:

(i)      claims with respect to any amounts owed to the Seller in connection with the adjustments contemplated by Section 2.7;

(ii)     claims under Section 9.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), or 4.2 (Authority and Enforceability); and

(iii)    claims under Sections 9.2(b) or (c) (or Section 9.2(d) relating to any of the foregoing), including claims in respect of the Earn-out payable hereunder.

(d)       Nothing in this Agreement will limit the Liability of a party to the other party for fraud or willful misconduct.

Section 9.7       Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.

Section 9.8      Exclusive Remedy.Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that, except for claims of fraud or willful misconduct, the indemnities set forth in this Article 9 will be the sole and exclusive remedy of Purchaser for any breach, default, inaccuracy or failure of any of the warranties, representations, conditions, covenants or agreements by the Seller or the Shareholders contained in this Agreement and/or in any certificate, document, writing or instrument delivered by the Seller or the Shareholders pursuant to this Agreement, whether for Losses or other legal or equitable relief and whether based upon contract, tort or upon any other theory of law and, with respect to indemnification, where applicable, be subject to the limitations and procedures contained in this Article 9.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1     Selling Parties’ Representative.

(a)       By virtue of their execution of this Agreement, each of the Seller and each Shareholder designates and appoints Peter D. Marx (the “Selling Parties’ Representative”) as its agent and attorney-in-fact with full power and authority to act for and on behalf of each of them to give and receive notices and communications, to accept service of process on behalf of each of them pursuant to Section 9.4(f) and Section 10.12, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against the Seller or any Shareholder or by the Seller or any Shareholder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and the Seller or any Shareholder, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Selling Parties’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Selling Parties’ Representative constitute notice to or from the Seller and each Shareholder for all purposes under this Agreement.

(b)       The Selling Parties’ Representative may delegate its authority as Selling Parties’ Representative to any one of the Shareholders for a fixed or indeterminate period of time upon not less than 10 business days’ prior written notice to the Purchaser in accordance with Section 10.2.  In the event of the death or incapacity of the Selling Parties’ Representative, a successor Selling Parties’ Representative will be elected promptly by the Shareholders who as of the Closing Date hold of record a majority of the shares of the Seller’s common stock held by such Shareholders, and the Shareholders will so notify the Purchaser.  Each successor Selling Parties’ Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Selling Parties’ Representative, and the term “Selling Parties’ Representative” as used in this Agreement includes any successor Selling Parties’ Representative.

(c)       A decision, act, instruction or Consent of the Selling Parties’ Representative constitutes a decision, act, instruction or Consent of the Seller and all the Shareholders and is final, binding and conclusive upon the Seller and the Shareholders, and the Purchaser and any Indemnified Party may rely upon any such decision, act, instruction or Consent of the Selling Parties’ Representative as being the decision, act, instruction or Consent of the Seller and the Shareholders.  The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, instruction or Consent of the Selling Parties’ Representative.  Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Selling Parties’ Representative as being genuine and correct and having been duly signed or sent by the Selling Parties’ Representative.

(d)       This appointment and grant of power and authority by the Seller and the Shareholders to the Selling Parties’ Representative pursuant to this Section 10.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of the Seller or any Shareholder or by operation of Law, whether upon the death or incapacity of any Shareholder, or by the occurrence of any other event.

Section 10.2     Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller:

Advanced Combustion Technology, Inc.
1106 Hooksett Road
Hooksett, New Hampshire 03106

Attention: Peter D. Marx
Fax no.: (603) 627-9449

with a mandatory copy (not constituting notice) to:

Berkowitz, Trager and Trager, LLC
8 Wright Street
Westport, Connecticut 06880

Attention: Paul Berg
Fax no: (203) 226-3801

If to the Purchaser:

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555

Attention: Legal Department
Fax no.: 630.845.4501

If to a Shareholder:

Peter D. Marx
11 Fieldstone Drive
Hooksett, New Hampshire 03106
Fax no.: (603) 218-6094

Robert W. Pickering
74 Oakmont Drive
Concord, New Hampshire
Fax no.: (603) 289-0882

Charles E. Trippel
16 Lewis Road
Marlborough, Connecticut 06447
Fax no.: (860) 371-2346

Section 10.3     Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.4    Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Selling Parties’ Representative is binding upon and effective against the Seller and each Shareholder regardless of whether or not the Seller or such Shareholder has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.5     Entire Agreement.   This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.6     Assignment and Successors and No Third Party Rights.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns.  Seller may not assign any of its rights under this Agreement without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion); provided, however, that Seller may assign its rights under this Agreement to a corporation or limited liability company formed in the United States provided that such entity (a) is owned solely and exclusively by the Shareholders, and (b) unconditionally and irrevocably assumes all of the Seller’s duties and obligations under this Agreement and all Excluded Liabilities of the Seller pursuant to a written assumption agreement in form and substance satisfactory to the Purchaser.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

Section 10.7     Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.8     Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable.  Statements in one section of the Seller Disclosure Schedule may specifically cross reference other applicable sections or parts of the Seller Disclosure Schedule without repeating disclosure that applies to more than one section. In addition, any matters disclosed in any section of this Agreement or in any section of the Seller Disclosure Schedule shall be deemed to qualify other sections of this Agreement or the Seller Disclosure Schedule only to the extent it is reasonably clear that such disclosure applies.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

Section 10.9     Interpretation.  In the negotiation of this Agreement, each party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.10   Governing Law.  Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

Section 10.11   Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to seek injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

Section 10.12   Jurisdiction and Service of Process. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement must be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in  DuPage  County, Illinois (b) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

Section 10.13   Waiver of Jury Trial.  Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

Section 10.14  Expenses.  Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 10.15   Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

FUEL TECH, INC.

By:	/s/ John F. Norris Jr.
John F. Norris Jr.
Chief Executive Officer

ADVANCED COMBUSTION TECHNOLOGY, INC.

By:	/s/ Peter D. Marx
Peter D. Marx
President

/s/ Peter D. Marx
Peter D. Marx, in his individual capacity

/s/ Robert W. Pickering
Robert W. Pickering, in his individual capacity

/s/ Charles E. Trippel
Charles E. Trippel, in his individual capacity

ACCEPTANCE AND AGREEMENT OF SELLING PARTIES’ REPRESENTATIVE

The undersigned, being the Selling Parties’ Representative appointed in Section 10.1 of the foregoing Agreement, agrees to serve as the Selling Parties’ Representative and to be bound by the terms of the Agreement pertaining to that role.

Date: December 5, 2008

/s/ Peter D. Marx
Peter D. Marx